Exhibit 5.1

Ocean Rig UDW Inc. PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands
19 March 2018
Dear Sirs
Ocean Rig UDW Inc.
We have acted as counsel as to Cayman Islands law to Ocean Rig UDW Inc., registered by way of continuation in the Cayman Islands as an exempted company with limited liability (the Company), in connection with the filing with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 dated 19 March 2018 (the Registration Statement) relating to securities to be issued and sold by the Company from time to time.  Such securities include (a) common shares of the Company of par value US$0.01 per share (the Common Shares), (b) preferred shares of the Company of par value US$0.01 per share (the Preferred Shares and together with the Common Shares, the Shares), (c) debt securities, including senior debt securities and subordinated debt securities of the Company (collectively the Debt Securities), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities, to be filed either as exhibits to an amendment to the Registration Statement or as an exhibit to a report under the U.S. Exchange Act of 1934, as amended (the Indenture), as each such Indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers' certificate or other writing thereunder establishing the form and terms of such series, (d) contractual warrants to subscribe for Shares in the Company (the Warrants) to be issued under warrant agreements to be entered into between the Company and the financial institution designated as warrant agent thereunder (the Warrant Agreement), (e) purchase contracts for the purchase or sale of any of the debt or equity securities issued by the Company to be entered into by the Company (the Purchase Contracts), (f) rights to purchase our equity securities of the Company (the Rights) to be issued pursuant to rights certificates or rights agreements to be entered into by the Company (the Rights Agreement), and (g) units consisting of one or more Rights, Purchase Contracts, Warrants, Debt Securities, Preferred Shares, Common Shares or any combination thereof (the Units) to be issued under unit agreements to be entered into by the Company (the Unit Agreement).
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1
The Certificate of Registration by Way of Continuation dated 14 April 2016 and the amended and restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 3 November 2017 (the Memorandum and Articles).

1.2	The resolutions of the board of directors of the Company dated on or about 18 March 2018 (the Resolutions).
1.3	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the Director's Certificate).
1.4	The Registration Statement.

2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1
The Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Rights Agreements, the Units and the Unit Agreements have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2
The Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Rights Agreements and the Rights issued thereunder, the Units and the Unit Agreements are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

2.3
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.4
The choice of the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreements, the Purchase Contracts, the Rights Agreements, the Units and the Unit Agreements has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.5	All signatures, initials and seals are genuine.
2.6
The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures, the Debt Securities issuable under the Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Rights Agreement, the Units and the Unit Agreements.

2.7	The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered Indenture.
2.8
The Indentures, the Warrants, the Warrant Agreements, the Purchase Contracts, the Rights Agreements and the certificates evidencing a Unit and the Unit Agreements will be, or have been, duly executed and delivered by an authorised person of the parties thereto.

2.9
The Company will receive money or money's worth in consideration for the issue of the Common Shares and the Preferred Shares, and none of the Common Shares or the Preferred Shares will be issued for less than their par value.

2.10	There will be sufficient Common Shares and Preferred Shares authorised for issue under the Company's Memorandum and Articles.

2.11
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under a duly authorised, executed and delivered Indenture, the Debt Securities issuable under the respective Indenture, the Warrants, the Warrant Agreement, the Rights Agreement, the Purchase Contracts, or Unit Agreement.

2.12
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.  Specifically, we have made no independent investigation of the laws of the State of New York.

2.13
The issue of (i) the Debt Securities under the Indentures, (ii) the Warrants under the Warrant Agreements, (iii) the Rights issuable under the Rights Agreement, (iv) the Units under the Unit Agreements and (v) the Shares will be of commercial benefit to the Company.

2.14	The entry into the Purchase Contracts will be of commercial benefit to the Company.
2.15
No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Rights, the Warrants, the Units or the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been registered by way of continuation in the Cayman Islands as an exempted company with limited liability and is validly existing.
3.2	The Company has all the requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under:
(a)	the Indenture to which it will be a party and the Debt Securities issuable under each such Indenture to which it is, or will be, a party;
(b)	each Warrant Agreement to which it will be a party and the Warrants issuable under each such Warrant Agreement to which will be a party;
(c)	each Purchase Contract to which it will be a party;
(d)	each Rights Agreement to which it will be a party and the Rights issuable under each such Rights Agreement to which will be a party; and
(e)	each Unit Agreement to which it will be a party and the Units issuable under each such Unit Agreement to which will be a party;

3.3
With respect to the Shares, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company's register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Company's Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4
With respect to each issue of Debt Securities pursuant to an Indenture, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will be duly authorised, legal and binding obligations of the Company.

3.5
With respect to the Warrant Agreements and the Warrants, when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Warrant Agreements and the Warrants issued thereunder will be duly authorised, legal and binding obligations of the Company.

3.6
With respect to the Purchase Contracts, when a Purchase Contract shall have been duly authorised and validly executed and delivered by the Company and other parties thereto, such Purchase Contract will be duly authorised, legal and binding obligations of the Company.

3.7
With respect to the Rights Agreements and the Rights, when (i) the board of directors of the Company has taken all necessary corporate action to approve the issue of the Rights, the terms of the offering thereof and related matters; and (ii) a Rights Agreement relating to the Rights shall have been duly authorised and validly executed and delivered by the Company and other parties thereto; and (iii) the certificates representing the Rights have been duly executed, countersigned, registered and delivered in accordance with the Rights Agreement relating to the Rights and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Rights Agreements and the Rights issued thereunder will be duly authorised, legal and binding obligations of the Company.

3.8
With respect to the Unit Agreements and the Units, when (i) the board of directors of the Company has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) a Unit Agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and other parties thereto; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the Unit Agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the board of directors of the Company upon payment of the consideration therefor provided therein, the Unit Agreements and the Units issued thereunder will be duly authorised, legal and binding obligations of the Company.

4	Qualifications
The opinions expressed above are subject to the following qualifications:
4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.2
The obligations assumed by the Company under the Indentures, the Warrant Agreements, the Purchase Contracts, the Rights Agreements, the Unit Agreements or the Debt Securities, Warrants, Right and Units issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;
(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;
(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;
(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;
(i)
the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)
we reserve our opinion as to the enforceability of the relevant provisions of the Indentures to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)
a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law (2016 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.3
We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures, the Debt Securities, the Warrant Agreements, the Warrants, the Purchase Contracts, the Rights Agreements, the Unit Agreements or the Units.

4.4
We have not reviewed the final form of the Indentures, the Debt Securities to be issued thereunder, the Warrant Agreements, the Warrants, the Purchase Contracts, the Rights Agreements, the Unit Agreements and the Units and our opinions are qualified accordingly.

4.5
We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Rights Agreements, the Units or the Unit Agreements and enforce the remainder of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Rights Agreements, the Units or the Unit Agreements or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6
Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the headings "Enforcement of Civil Liabilities" and "Legal Matters". In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.
We express no view as to the commercial terms of the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Rights Agreements, the Units or the Unit Agreements or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters.  We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indentures, the Debt Securities, the Warrant Agreement, the Warrants, the Purchase Contracts, the Rights Agreements, the Units or the Unit Agreements and express no opinion or observation upon the terms of any such document.  This opinion letter may be relied upon by Seward & Kissel LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.
Yours faithfully

/s/ Mourant Ozannes
      Mourant Ozannes